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                                                       News Release

                                                       Vectren Corporation
                                                       P.O. Box 209
                                                       Evansville, IN 47702-0209
December 13, 2000

For Immediate Release

Vectren and Cinergy Affiliate Complete Miller Pipeline Corp. Acquisition.

Evansville and Cincinnati -- Reliant Services, LLC, jointly and equally owned by subsidiaries of Vectren Corporation (NYSE: VVC) and Cinergy Corp. (NYSE:CIN) announced it has completed the common stock purchase of Indianapolis-based Miller Pipeline Corporation from NiSource Inc. (NYSE:NI) for approximately $68.3 million. Miller Pipeline is one of the nation's premier natural gas distribution contractors with nearly 50 years of experience in the construction industry.

Prior to the closing, the United States Department of Justice provided notice that it had closed its required investigation of the transaction under the Hart Scott Rodino Notification Act, with no further action to be taken. This was the only legal review needed to complete the transaction. Reliant, in conjunction with Miller Pipeline will expand its utility services business by adding underground pipeline construction, replacement and repair to its current services of underground facility locating, contract meter reading and installation of telecommunications and electric facilities.

More about Reliant Services

Reliant was formed in August 1998 and is owned as a joint venture between Vectren and Cinergy. Reliant currently provides utility-related services such as underground facility locating, contract meter reading services and electric and telecommunications installation services throughout the Midwest region.

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For more information about Reliant visit http://www.Reliant-Services.com.

More about Miller Pipeline

Miller Pipeline was founded in 1953 (as a predecessor company) and has grown to include three divisions with approximately 110 construction crews and over 750 employees. Miller Pipeline performs natural gas and water distribution and transmission construction primarily in the Midwest region and the repair and rehabilitation of gas, water and waste water facilities nationwide. For more information about Miller Pipeline visit http://www.Millerpipeline.com

More about Vectren

Vectren Corporation (NYSE: VVC), is an energy holding company headquartered in Evansville, Indiana. Through its regulated subsidiaries, Vectren offers gas and/or electricity to nearly 1 million customers in adjoining service areas that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services, fiber-optic based communication services, and utility related services including materials management, debt collections, underground construction, line locating, and meter reading services to customers throughout the surrounding region. To learn more about Vectren visit http://www.vectren.com.

More about Cinergy

Cinergy Corp. is one of the nation's leading diversified energy companies, with a total enterprise value of $8.5 billion and assets of $10 billion. Cinergy owns or operates nearly 20,000 megawatts of electrical and combined heat plant generation that is either operational or under development domestically and internationally. It also has 55,000 miles of electric and gas transmission lines in the United States and abroad and approximately 9,000 employees in nine countries. Its largest operating companies, The Cincinnati Gas & Electric Company and PSI Energy, Inc., serve more than 1.4 million electric customers and 478,000 gas customers in Indiana, Ohio and Kentucky. In addition to its U.S. operations, Cinergy owns and operates power generation, transmission and distribution assets in the Czech Republic, Spain, the United Kingdom, Zambia, Kenya, South Africa and Estonia. Cinergy is also active in European

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gas and electricity markets.

This news release may contain forward-looking statements concerning our anticipation of future events that involve inherent risks and uncertainties. A number of important factors which are difficult to predict and many of which are beyond the control of the company could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties, including, but not limited to, economic or weather conditions affecting future sales, changes in markets for energy services, changing energy market prices, legislative and regulatory changes, including revised environmental requirements, industry restructuring, availability and cost of capital and other similar factors.

Investor Contacts:  Steven M. Schein, VP/Investor Relations, Vectren
                    (812) 491-4209, sschein@vectren.com
                    Steve Schrader, General Manager, Investor Relations, Cinergy
                    (513) 287-1083, sschrader@cinergy.com

Media Contact:      Jeffrey W. Whiteside, VP/Corporate Communications, Vectren
                    (812) 491-4205, jwhiteside@vectren.com
                    Steve Brash, Manager, External Communications, Cinergy
                    (513) 287-2226, sbrash@cinergy.com
                    Jeff Moore, VP/Finance and Administration,
                      Reliant Services, LLC
                    (317) 554-5082, jmoore@reliant-services.com


                Vectren Corporation, P.O. Box 209, Evansville, IN 47702-0209